SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 10, 2006

priceline.com Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut		06854
(Address of principal office)		(zip code)

Registrant’s telephone number, including area code

(203) 299-8000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                          Other Events

On March 10, 2006, Jeffery H. Boyd, President and Chief Executive Officer of priceline.com Incorporated (“priceline.com” or the “Company”), amended a stock trading plan implemented pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Plan”). The Plan is being amended to include shares of priceline.com restricted common stock and “performance shares” to be sold to pay the estimated amount of taxes that will be due and owing upon vesting and issuance, respectively, of the restricted common stock and “performance shares” and to sell up to 20,000 shares of owned common stock in each of 2006 and 2007.

The Plan covers an aggregate of 30,258 shares of priceline.com restricted common stock to be sold to pay the estimated amount of taxes that will be due and owing at the time of vesting of the restricted common stock on scheduled vesting dates in 2006, 2007 and 2008. The Plan also provides that if and when priceline.com “performance shares” are issued to Mr. Boyd, 41.45% of the shares issued to Mr. Boyd will be sold to pay the estimated amount of taxes that will be due and owing at the time of issuance.

In addition, the Plan provides that, starting in May 2006, up to 20,000 shares of common stock may be sold in each of 2006 and 2007 in one or more transactions. The maximum sales amount of 40,000 shares of common stock constitutes approximately 2.98% of Mr. Boyd’s total current holdings of priceline.com common stock (including owned common stock and shares underlying vested stock options and excluding shares underlying unvested stock options and restricted common stock and un-issued “performance shares”).

Under the terms of the Plan, Mr. Boyd will have no discretion or control over the timing or effectuation of the sales.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

	By:	/s/ Robert J. Mylod
Robert J. Mylod
Chief Financial Officer

Dated: March 10, 2006